Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 19, 2019, with respect to the financial statements and supplemental information included in the Annual Report of L3 Technologies Master Savings Plan on Form 11-K for the year ended December 31, 2018. We consent to the incorporation by reference of said report in the Registration Statements of L3 Technologies, Inc. on Forms S-8 (File No. 333-168467, File No. 333-183353, and File No. 333-216192).

/s/ GRANT THORNTON LLP
New York, New York
June 19, 2019